                                PRESS RELEASE

                             FOR IMMEDIATE RELEASE



     March 3, 1999 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) announced significantly increased earnings for the quarter and year ended December 31, 1998.

     For the quarter, net income increased 33% to $3,793,000 or $0.46 per share (diluted), compared to $2,855,000, or $0.35 per share (diluted), in the same period of 1997. Revenues for the quarter ended December 31, 1998 increased 89% to $23,367,000 compared to $12,346,000 in the 1997 period.

     For the year ended December 31, 1998, income from continuing operations was $20,789,000 or $2.52 per share (diluted). This represents an increase of more than 150% over the $8,195,000 or $1.11 per share (diluted) reported for 1997. Revenues for the year increased 87% to $86,194,000 compared to revenues of $46,019,000 in 1997.

     These dramatic increases in revenues and earnings were driven by fleet expansion and increasing dayrates. In particular, the five vessels added with the acquisition of Norwegian vessel owning company, Brovig Supply ASA, in February 1998 contributed approximately half of the revenue and earnings increase for both the quarter and year ended December 31, 1998. The deliveries of the Company owned Highland Rover (March 1998) and Highland Spirit (November 1998) contributed almost 30% of the increase in quarterly earnings and almost 15% of the annual earnings improvement. Bareboat chartered vessels added to the fleet during 1998, the Leopard Bay (June), Mercury Bay (July), and Monarch Bay (October), contributed to the strong increases in revenues for both the year and quarter and, to a lesser degree, contributed to the increases in earnings due to the higher operating costs associated with bareboat charters. For the year ended December 31, 1998, the Company also benefited from the expanded 1998 construction season in the North Sea. The Highland Fortress, one of the Company's vessels particularly attractive to construction support charterers, accounted for almost 10% of the Company's increase in operating earnings for the year.

     The fleet in Southeast Asia saw considerable improvement in 1998 compared to 1997 with average dayrates improving more than 25% and the average utilization rate for these vessels increasing to 85% from 75% in the prior year. Results for year ended December 31, 1998, also benefited from the inclusion of a pre-tax gain of approximately $2.9 million ($0.23 per diluted share, net of tax) for the cash sale of the Company's 51% owned joint venture, SeaMark Ltd., which operated two bareboat chartered vessels in Southeast Asia.

     Depreciation and interest expense, net of interest income, for both the year and quarter increased as a result of the vessel acquisitions described above and the Senior Note placement completed by the Company in June 1998.

     The Company's financial position is strong with approximately $41.5 million of net working capital, $32.0 million of which is cash, and $75 million of availability under its credit facility. The Company has two vessels under construction with deliveries expected in April and June of this year. Cash required to complete these vessels is expected to be less than $7.5 million. The Company expects to drydock eleven (11) vessels during 1999
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and anticipates a budget for this purpose of less than $3.5 million.

     GulfMark Offshore, Inc. provides marine transportation services to the energy industry with a fleet of forty-two (42) offshore support vessels, primarily in the North Sea, offshore Southeast Asia and Brazil.


Contact:     Frank R. Pierce, Executive Vice President
             (713) 963-9522







     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GULFMARK OFFSHORE, INC.
Press Release - For Immediate Release
March 3, 1999
Page 3 of 3
                          OPERATING RESULTS
                       (in 000's except per share amounts)

                                                          Three Months Ended     Twelve Months Ended
                                                              December 31            December 31
                                                          ------------------     -------------------
                                                             1998     1997          1998     1997
                                                            -------  ------        -------  -------
REVENUES...............................................     $23,367  $12,346       $86,194  $46,019
Direct operating expenses..............................     (11,136)  (4,609)      (34,102) (18,231)
General and administrative expenses....................      (1,383)  (1,305)       (5,718)  (5,364)
Depreciation and amortization..........................      (3,080)  (1,749)      (11,345)  (6,711)
                                                            -------  -------       -------  -------
  OPERATING INCOME.....................................       7,768    4,683        35,029   15,713

Interest expense, net of interest income...............      (2,392)    (471)       (8,208)  (3,819)
Gain on sale of joint venture interest.................          --       --         2,930       --
Other, net.............................................          (4)     (62)         (146)     (73)
                                                            -------  -------       -------  -------
Income from continuing operations before income taxes..       5,372    4,150        29,605   11,821
Income tax provision...................................      (1,579)  (1,295)       (8,816)  (3,626)
                                                            -------  -------       -------  -------
INCOME FROM CONTINUING OPERATIONS......................       3,793    2,855        20,789    8,195
Loss from discontinued operations, net of taxes........          --       --            --     (648)
Loss on disposal of discontinued operations,                     --       --            --   (1,426)
  net of taxes.........................................     -------  -------       -------  -------

  Net income...........................................     $ 3,793  $ 2,855       $20,789  $ 6,121
                                                            =======  =======       =======  =======
BASIC EARNINGS PER SHARE:
  INCOME FROM CONTINUING OPERATIONS....................     $  0.47  $  0.36       $  2.58  $  1.15
  Loss from discontinued operations, net of taxes......          --       --            --    (0.09)
  Loss on disposal of discontinued operations,
    net of taxes.......................................          --       --            --    (0.20)
                                                            -------  -------       -------  -------
                                                            $  0.47  $  0.36       $  2.58  $  0.86
                                                            =======  =======       =======  =======
DILUTED EARNINGS PER SHARE:
  INCOME FROM CONTINUING OPERATIONS....................     $  0.46  $  0.35       $  2.52  $  1.11
  Loss from discontinued operations, net of taxes......          --       --            --    (0.09)
  Loss on disposal of discontinued operations,
    net of taxes.......................................          --       --            --    (0.19)
                                                            -------  -------       -------  -------
                                                            $  0.46  $  0.35       $  2.52  $  0.83
                                                            =======  =======       =======  =======
Weighted average common shares.........................       8,123    7,916         8,047    7,155
Weighted average diluted common shares.................       8,258    8,245         8,255    7,413

Rates per day worked
  North Sea Capable Vessels............................     $11,598  $ 9,712       $12,068  $ 9,930
  Standard Vessels (primarily Southeast Asia)..........       4,936    4,058         4,859    3,830

Overall Utilization %
  North Sea Capable Vessels............................        97.6%    98.9%         97.8%    96.5%
  Standard Vessels (primarily Southeast Asia)..........        79.1%    84.0%         84.6%    75.4%

Average Owned or Chartered
  North Sea Capable Vessels............................        18.5      9.0          15.7      9.0
  Standard Vessels (primarily Southeast Asia)..........        12.0     14.0          13.0     14.0
                                                            -------  -------       -------  -------
    Total..............................................        30.5     23.0          28.7     23.0
                                                            =======  =======       =======  =======